Exhibit 10.1

AVIZA TECHNOLOGY, INC.

AND

AVIZA, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of April 13, 2007, by and among UNITED COMMERCIAL BANK (“Agent”), the financial institutions named on the signature pages hereto (each, a “Lender” and collectively, the “Lenders”) and AVIZA TECHNOLOGY, INC., a Delaware Corporation (“ATI”) and AVIZA, INC., a Delaware Corporation (“AI”) (each referred to individually as a “Borrower” and collectively, as the “Borrowers”).

RECITALS

Borrowers wish to obtain credit from time to time from Lenders, and Lenders desire to extend credit to Borrowers.  This Agreement states the terms on which Lenders will advance credit to Borrowers, and Borrowers will repay the amounts owing to Agent.

AGREEMENT

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1          Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances made, or Letters of Credit issued, under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Agent Expenses” means all:  reasonable costs or expenses (including Agent’s reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Agent’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought; provided, however, that attorneys’ fees and attorney’s expenses incurred in the preparation and negotiation of this Agreement and the other Loan Documents shall not exceed $35,000.

“Borrower’s Books” means all of a Borrower’s books and records including:  ledgers, records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition, in electronic or hard copy format.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts plus twenty-five percent (25%) of Domestic Inventory not to exceed $13,000,000 plus sixty percent (60%) of Retention Accounts not to exceed $13,000,000 on a consolidated basis.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which Lenders in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the Board of Directors of a Borrower, who did not have such power before such transaction.

“Closing Date” means April 13, 2007, the date of this Agreement on which Agent and the Lenders have agreed to make Credit Extensions of up to Fifty-Five Million Dollars ($55,000,000).

 “Code” means the California Uniform Commercial Code, as amended from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise (without duplication), of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Commitment” means the aggregate maximum amount of Credit Extensions that a lender is obliged to make under this Agreement, as set forth below such Lender’s signature hereto.

“Credit Extension” means each Advance, Letter of Credit or any other extension of credit by Agent or Lenders for the benefit of a Borrower hereunder.

“Current Assets” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets in the consolidated balance sheet of Borrowers and each Borrower’s Subsidiaries, as at such date.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrowers and each Borrower’s Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Obligations under this Agreement, including all Indebtedness (including without limitation undrawn letters of credit, if any) that is payable upon demand or within one year from the date of determination thereof.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Debt to Tangible Net Worth Ratio” means a ratio of Total Liabilities minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt.

“Deed of Trust” means the Deed of Trust and Security Agreement and Fixture Filing with Assignment of Rents by and between AI, U.F. Service Corporation and Agent, dated April 13, 2007.

“Domestic Inventory” means a Borrower’s Inventory located in the United States.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Borrower’s or its Subsidiaries’ business that comply with all of such Borrower’s representations and warranties to Agent set forth in Section 5.3.  Unless otherwise agreed to by Agent, Eligible Accounts shall not include the following:

(a)           Accounts that the account debtor has failed to pay in full within 90 days of invoice date;

(b)           Accounts with respect to an account debtor, 50% and more of whose Accounts the account debtor has failed to pay within 90 days of invoice date;

(c)           Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed 40% (Concentration Limit) of all Accounts;

(d)           Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(e)           Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(f)            Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(g)           Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States unless such Accounts have been assigned in accordance with the Assignments of Claims Act of 1940, as amended;

(h)           Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of a Borrower;

(i)            Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by a Borrower for the performance of services or delivery of goods which such Borrower has not yet performed or delivered;

(j)            Customer deposits and Accounts not arising out of the ordinary course of trade or business; and

(k)           Other Accounts the collection of which Agent reasonably determines after inquiry and consultation with a Borrower to be doubtful.

“Eligible Assignee” means any Person that is not a competitor of a Borrower.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States (i) where the account debtor is publicly traded in their respective region and acceptable to Agent and (ii) where the Account is backed by foreign credit insurance or letters of credit reasonably acceptable to Agent.

“Eligible Inventory” means Inventory which is not of the type listed in the next sentence.  Unless otherwise agreed to by Agent, Eligible Inventory shall not include the following:

(a)           Packaging materials and displays;

(b)           Obsolete and defective goods or products;

(c)           Inventory on consignment;

(d)           Inventory in transit without insurance;

(e)           Inventory subject to a perfected purchase money security interest; and

(f)            Specialized or custom-made Inventory not sold within sixty (60) days for which Agent determines no broad market exists.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“Equipment Advance” means a cash advance or cash advances under the Equipment Facility.

“Equipment Advance Maturity Date” has the meaning assigned in Section 2.1.1.

“Equipment Facility” means a Credit Extension of up to the lesser of Four Million Dollars ($4,000,000) or 70% of the orderly liquidation value of existing Equipment located in the United States.

“Equipment Note” means the promissory note attached hereto as Exhibit E-1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Event of Default which continues,” or its like, means an Event of Default, which is (i) not waived in writing by Agent, (ii) not cured, or (iii) in existence.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Indebtedness” means without duplication (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other Bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Borrower’s right, title, and interest in and to the following used by one or more Borrowers in the conduct of its business operations and which is not Inventory and not used to sell or market Inventory held for sale or delivery to customers:

(a)           Copyrights, Trademarks and Patents;

(b)           Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)           Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;

(d)           Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)           All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)            All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)           All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Period” means for each Advance, a period beginning on the Business Day an Advance is made and continuing for a period of one month, provided that the last day of an Interest Period for an Advance shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Maturity Date.

“Inventory” means all present and future inventory in which a Borrower has any title or ownership interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and a Borrower’s Books relating to any of the foregoing.  Inventory does not include goods in the possession of a Borrower on consignment or other similar basis.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means standby, sight or usance (with or without title) letter of credit or similar undertaking issued by Agent at a Borrower’s request in accordance with Section 2.1.3.

“LIBOR Rate” means the rate of interest per annum (for all Advances, the LIBOR rate for a calendar month shall be that in effect on the date of the advance and thereafter on the first business day of each month) equal to the rate of interest published in The Wall Street Journal as the one-month LIBOR rate.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Ratio” means the sum of Cash plus eighty percent (80%) of Eligible Accounts net of Retention Accounts plus twenty-five percent (25%) of Domestic Inventory not to exceed $13,000,000 plus sixty percent (60%) of Retention Accounts, divided by the amount outstanding on the Revolving Line.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by a Borrower, and any other agreement entered into between a Borrower and Agent in connection with this Agreement, all as amended or extended from time to time.

“Majority Lenders” means as of any date of determination, Lenders owed more than 50% of the then aggregate unpaid principal amount of the Advances, or, if no principal amount of the Revolving Notes is outstanding, then Lenders having more than 50% of the Credit Commitments.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or condition of the Borrowers, taken as a whole, (ii) the ability of the Borrowers, taken as a whole, to repay the Obligations or otherwise perform their obligations under the Loan Documents or (iii) the value or priority of Agent’s security interest in the Collateral for a reason other than the acts or omissions of Agent or the Lenders.

“Maturity Date” means the Equipment Advance Maturity Date, the Real Estate Advance Maturity Date or the Revolving Facility Advance Maturity Date, as applicable.

“Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Income” means for any fiscal period the amount set forth on the Borrowers’ statement of income and retained earnings (or equivalent statement) for such period opposite the line item entitled “Net Income.”

“Obligations” means all debt, principal, interest, Agent Expenses and other amounts owed to Lenders or Agent by a Borrower or Borrowers pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Agent may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Agent pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between a Borrower and Agent.

“Permitted Indebtedness” means

(a)           Indebtedness existing on the Closing Date and disclosed in the Schedule;

(b)           Indebtedness of a Borrower in favor of Agent arising under this Agreement or any other Loan Document;

(c)           Subordinated Debt;

(d)           Indebtedness to trade creditors incurred in the ordinary course of business;

(e)           Extensions, refinancings and renewals of any of items (a) through (d), provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiaries, as the case may be;

(f)            Indebtedness incurred in connection with Letters of Credit issued in the ordinary course of business by Agent; and

(g)           Indebtedness arising under currency agreements, interest rate agreements, hedging agreements or other similar agreements entered into in the ordinary course of business.

“Permitted Investment” means:

(a)           Investments of the type existing on the Closing Date disclosed in the Schedule;

(b)           Investments of cash of the type disclosed in the Schedule;

(c)           Investments between and among the Borrowers and their Subsidiaries;

(d)           Investments in Subsidiaries solely to the extent necessary to maintain minimum legal capitalization and sufficient working capital;

(e)           Investments or increases to existing Permitted Investments not utilizing cash or cash equivalents;

(f)            Advances of expenses to employees in the ordinary course of business; and

(g)           other Investments with Agent’s consent which shall not be unreasonably withheld or delayed.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies incurred in the ordinary course of business, either not delinquent or being contested in good faith by appropriate proceedings;

(c)           Liens (i) upon or in any equipment acquired, leased or held by Borrowers or any Subsidiaries to secure the purchase price or lease amount of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)           Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons or entities incurred in the ordinary course of business that are not yet due and payable or being contested in good faith;

(f)            Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property;

(g)           Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(h)           Liens in favor of Agent for the benefit of Lenders securing the Obligations of Borrowers hereunder;

(i)            Liens incurred or deposits made in the ordinary course of a Borrower’s business in connection with worker’s compensation, unemployment insurance, social security and other like laws;

(j)            Purchase money security interests in Inventory subordinated to the security interest of Agent on terms reasonably acceptable to Agent; and

(k)           Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default hereunder.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pro Rata Share” means each Lender’s pro rata share of the Obligations, as evidenced by the percentage set forth on the signature pages to this Agreement.

“Real Estate” means the real property located at 440 Kings Village Road, Scott Valley, CA 95066.

“Real Estate Facility” means the facility under which a Borrower may request Agent to issue Real Estate Advances, as specified in Section 2.1.2.

“Real Estate Advance” means Credit Extensions of up to the lesser of Thirteen Million Dollars ($13,000,000) or 70% of the appraisal value of the Real Estate.

“Real Estate Advance Maturity Date” has the meaning assigned in Section 2.1.2.

“Real Estate Note” means the promissory note attached hereto as Exhibit E-2.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Lenders by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined or (ii) any category of extensions of credit or other assets which include Advances.

 “Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer, Vice President, Finance and Vice President, Treasurer of a Borrower.

“Retention Accounts” means the portion of an Eligible Account held by an account debtor pending its final acceptance of inventory sold to it by a Borrower.

“Revolving Facility” means the facility under which Borrowers may request Agent to issue Advances, as specified in Section 2.1.3 hereof.

“Revolving Facility Advance Maturity Date” has the meaning assigned in Section 2.1.3.

“Revolving Line” means Credit Extensions of up to Forty-Four Million Dollars ($44,000,000).

“Revolving Note” means the promissory note attached hereto as Exhibit E-3.

“Schedule” means the Schedule of Exceptions attached hereto.

“Shares” means the shares of capital stock of any Subsidiaries.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by such Borrower to Agent on terms reasonably acceptable to Agent (and identified in writing as being such by such Borrower and Agent).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the total shareholder equity in a Borrower plus the principal amount of Subordinated Debt less intangible assets, determined in accordance with GAAP.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of Borrowers, including in any event all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

1.2          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto

2.                                      LOAN AND TERMS OF PAYMENT.

2.1          Credit Extensions.

Borrowers promise to pay to the order of Lenders, in lawful money of the United States, the aggregate unpaid principal amount of all Credit Extensions made by Lenders to Borrowers hereunder.  The Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

2.1.1       Equipment Advance.

(a)           Advance Amount; Payment.  Subject to and upon the terms and conditions of this Agreement, Borrowers may request one advance in an aggregate amount up to the lesser of $4,000,000 or 70% of the orderly liquidation value of the Borrowers’ Equipment located in the United States, such amount having been determined in an appraisal satisfactory to Agent within 30 days prior to the Closing Date.   Beginning May 1, 2007, the Borrowers shall repay any outstanding Equipment Advance in 36 equal monthly installments constituting principal plus accrued interest.  The entire principal balance and all accrued but unpaid interest on such Equipment Advance shall be due and payable on the third anniversary of the Closing Date, such date being “Equipment Advance Maturity Date.”

(b)           Borrowing Procedure.  When a Borrower desires an Equipment Advance, such Borrower will notify Agent by facsimile transmission of an advance request in substantially the form of Exhibit B hereto no later than noon Pacific Time on the Business Day that is three (3) Business Days prior to the Business Day on which an Advance is made, and include a copy of the invoice for any Equipment to be financed.  Agent is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer.

(c)           Equipment Note.  The Equipment Advance shall be evidenced by a promissory note in substantially the form of Exhibit E-1 attached hereto.  payable to the order of each Lender and representing the obligation of a Borrower to pay the aggregate unpaid principal amount of all Equipment Advances made by that Lender, with interest thereon as prescribed in Section 2.2.  Each Lender is hereby authorized to record in its books and records and on any schedule annexed to its Equipment Note, the date and amount of each Equipment Advance made by that Lender, and the date and amount of each payment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by any Lender to effect such recordation shall not affect a Borrower’s obligations hereunder.  Prior to the transfer of an Equipment Note, the transferring Lender shall record such information on any schedule annexed to and forming a part of such Equipment Note.

2.1.2       Real Estate Advance.

(a)           Advance Amount; Payment.  Subject to and upon the terms and conditions of this Agreement, a Borrower may request one advance in a principal amount up to the lesser of $13,000,000 or 70% of the appraisal value of the Real Estate.  Beginning May 5, 2007, and on the fifth day of each of the next 47 months

(the last such day being the “Real Estate Advance Maturity Date”), Borrower shall repay the Real Estate Advance in equal installments following a 240-month amortization schedule.  The entire principal balance and all accrued but unpaid interest on the Real Estate Advance shall be due and payable on the Real Estate Advance Maturity Date.

(b)           Borrowing Procedure.  When Borrower desires a Real Estate Advance, Borrower will notify Agent by facsimile transmission of an advance request in substantially the form of Exhibit B hereto no later than noon Pacific Time on the Business Day that is three (3) Business Days prior to the Business Day on which an Advance is made.  Agent is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer.

(c)           Real Estate Note.  The Real Estate Advance shall be evidenced by a promissory note in substantially the form of Exhibit E-2 attached hereto, payable to the order of each Lender and representing the obligation of Borrower to pay the aggregate unpaid principal amount of all Real Estate Advances made by that Lender, with interest thereon as prescribed in Section 2.2.  Each Lender is hereby authorized to record in its books and records and on any schedule annexed to its Real Estate Note, the date and amount of each Real Estate Advance made by that Lender, and the date and amount of each payment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by any Lender to effect such recordation shall not affect Borrower’ obligations hereunder.  Prior to the transfer of the Real Estate Note, the transferring Lender shall record such information on any schedule annexed to and forming a part of such Real Estate Note.

2.1.3       Advances under the Revolving Facility.

(a)           Advance Amounts.  Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of the Revolving Line or the Borrowing Base, in each case minus the aggregate face amount of outstanding Letters of Credit, including any drawn but unreimbursed Letters of Credit and each Lender shall make Advances up to its Pro Rata Share of the requested Advance, provided no Lender shall at any time be required to make Advances in excess of its Credit Commitment.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1.3 may be repaid and reborrowed at any time prior to the second anniversary of the Closing Date, such date being the “Revolving Facility Advance Maturity Date,” at which time all Advances under this Section 2.1.3 shall be immediately due and payable.

(b)           Borrowing Procedure.  Whenever Borrowers desire an Advance, Borrowers will notify Agent by facsimile transmission of an advance request in substantially the form of Exhibit B hereto no later than noon Pacific Time on the Business Day that is three (3) Business Days prior to the Business Day on which an Advance is made.  Agent is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer.  Agent will credit the amount of Advances made under this Section 2.1.3 to a Borrower’s deposit account, as specified by Borrowers.

(c)           Payments.  Borrowers shall pay interest on the aggregate outstanding principal amount of the Advances on the first day of each month for so long as any Advances are outstanding.  All Advances shall be due and payable on the Revolving Facility Advance Maturity Date.

(d)           Optional Prepayment of the Advances; Termination.  Borrowers may at any time prepay any Advance, in whole or in part, without premium or penalty except as provided in Sections 2.8 and 2.9; and may terminate this Agreement and any other Loan Documents by giving notice of termination to Agent and the performance or payment in full of all outstanding Obligations hereunder.

(e)           Lenders Disbursement.   Unless Agent shall have received notice from a Lender prior to the date of any Advance that such Lender will not make available to Agent such Lender’s Pro Rata Share of such Advance, Agent may assume that such Lender has made such portion available to Agent on the date of such Advance in accordance with this Section and Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to Agent, such Lender and Borrowers severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to Agent, at (i) in the case of Borrowers, the interest rate applicable at the time to such Advance and (ii) in the case of such Lender, the Federal Funds Rate, as such rate is quoted in The Wall Street Journal on such date.  If such Lender shall repay to Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Pro Rata Share of such Advance for purposes of this Agreement.  The failure of any Lender to make available its Pro Rata Share of any Advance shall not relieve any other Lender of its obligation, if any, hereunder, to make available its Pro Rata Share of such Advance on the date of such Advance, but no Lender shall be responsible for the failure of any other Lender to make available its Pro Rata Share of any Advance on the date of any Advance.

(f)            Revolving Notes.  The Advances made by Lenders pursuant hereto shall be evidenced by the Revolving Notes in substantially the form of Exhibit E-3 attached hereto, payable to the order of each Lender and representing the obligation of Borrowers to pay the aggregate unpaid principal amount of all Advances made by that Lender, with interest thereon as prescribed in Section 2.2.  Each Lender is hereby authorized to record in its books and records and on any schedule annexed to its Revolving Note, the date and amount of each Advance made by that Lender, and the date and amount of each payment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by any Lender to effect such recordation shall not affect Borrowers’ obligations hereunder.  Prior to the transfer of a Revolving Note, the transferring Lender shall record such information on any schedule annexed to and forming a part of such Revolving Note.

2.2          Interest Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as set forth in Section 2.2(b), the outstanding principal balance of each Credit Extension shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to the LIBOR Rate plus 2.43%; provided, however that if Borrowers generate a positive net income for fiscal quarters ending March 31, 2007 and June 30, 2007, then the applicable interest rate shall be reduced by 0.25%.

(b)           Default Rate.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of an Event of Default.

(c)           Payments.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes or other charges imposed by any jurisdiction.  Payments will be made via auto debit from the Borrowers’ account at Agent.

(d)           Computation. The applicable rate of interest hereunder shall be increased or decreased effective as of the day the LIBOR Rate is changed as provided in the definition thereof, by an amount equal to such change in the LIBOR Rate.

2.3          Overadvances.  If the aggregate amount of the outstanding Advances exceed the lesser of the Revolving Line or the Borrowing Base at any time, or if the aggregate Credit Extensions exceed $55,000,000, Borrowers shall pay to Agent, in cash, the amount of such excess within two (2) Business Days of written notice from Agent.

2.4          Crediting Payments.  Prior to the occurrence of an Event of Default, Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify.  After the occurrence and continuance of an Event of Default, the receipt by Agent of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or other payment received by Agent after 12:00 noon Pacific time shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.  Any wire transfer or other payment received by Agent before 12:00 noon Pacific time shall be deemed to have been received by Agent as of the opening of business on such Business Day.  Whenever any payment to Agent or Lenders under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5          Payments Pro Rata.   Except as provided in Section 2.4, after its receipt of each payment from or on behalf of Borrowers in respect of any Obligations of the Borrowers hereunder, Agent shall distribute such payment to Lenders pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

2.6          Sharing of Payments.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it in excess of its Pro Rata Share of payments on account of the Advances obtained by all the Lenders, then such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Pro Rata Share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section or any other provision of this Agreement may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right to set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

2.7          Fees.  Borrowers shall pay to Agent the following:

(a)           Commitment Fee.   On the Closing Date, a fee of $210,000; and

(b)           Agent Expenses.  On the Closing Date, all Agent Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses for one counsel to the Agent (up to an aggregate total of $35,000) and, after the Closing Date, all other Agent Expenses, including attorneys’ fees and expenses incurred by Agent and Lenders.

2.8          Additional Requirements/Provisions Regarding Advances.

(a)           Borrowers shall pay Agent (for the ratable benefit of Agent and Lenders) such amounts as are actually incurred by Agent or Lenders in connection with making any Advances resulting from a change in law that imposes any special reserve, deposit or other material conditions or requirements related to the Advances.  Agent will furnish Borrowers with a statement setting forth the basis and amount of each request by Agent for compensation under this Section 2.8.  Borrowers shall pay to Agent, upon the request of Agent, such amount or amounts as shall be sufficient (in the sole good faith opinion of Agent) to compensate it for any loss, costs or expense actually incurred by it as a result of any failure by Borrowers to borrow an Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.  Agent will notify Borrowers of any event occurring after the date of the Agreement that will entitle agent to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

(b)           If at any time the amount of the Advances for periods equal to the corresponding Interest Periods or any other period are not commercially available to Agent in the offshore currency interbank markets, then Agent shall promptly give notice thereof to Borrowers, and upon the giving of such notice, Agent’s obligation to make the Advances shall terminate, unless Agent and Borrowers agree in writing to a different interest rate applicable to Advances.  If it shall become unlawful for Agent to continue to fund or maintain any Advances, upon demand and with as much notice as lawful and/or reasonable by Agent, Borrowers shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrowers hereunder.

2.9          Additional Costs.  In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central Agent or other governmental authority:

(a)           subjects Agent or a Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrowers or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Agent or such Lender;

(b)           imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Agent or a Lender; or

(c)           imposes upon Agent or a Lender any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Agent or impose any expense upon Agent with respect to the Obligations, Agent shall notify Borrowers thereof.  Borrowers agree to pay to Agent the amount of such increase in cost or additional expense as and when such cost or expense is incurred or determined, upon presentation by Agent of a statement of the amount and setting forth Agent’s calculation thereof, all in reasonable detail.

2.10        Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.12, shall continue in full force and effect for so long as any Obligations remain outstanding or Agent has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Agent shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.                                      CONDITIONS OF LOANS.

3.1          Conditions Precedent to Initial Credit Extension.  The obligation of Agent to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance reasonably satisfactory to Agent, the following:

(a)           this Agreement;

(b)           a legal opinion from the Borrowers’ counsel;

(c)           a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement in the forms of Exhibit F-1 and Exhibit F-2 attached hereto;

(d)           a financing statement (Form UCC-1);

(e)           a Deed of Trust (as a condition to the Real Estate Advance);

(f)            an appraisal (as a condition to the Equipment Advance);

(g)           an intellectual property security agreement;

(h)           an assignment separate from certificate covering the capital stock of AI;

(i)            an audit of the Collateral conducted by an auditor satisfactory to Agent, the results of which shall be reasonably satisfactory to Agent;

(j)            good standing certificates of each Borrower;

(k)           a Compliance Certificate in the form of Exhibit C attached hereto, or other mutually agreeable form of such certificate; and

(l)            such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions.  The obligation of Agent to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Agent of the Payment/Advance Form as provided in Section 2.1;

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b); and

(c)           timely receipt by Agent of company prepared unaudited consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.3 and the delivery of such other documentation specified in Section 6.3 for the most recently ended month.

4.                                      CREATION OF SECURITY INTEREST.

4.1          Grant of Security Interest.  Borrowers grant and pledge to Agent a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by each Borrower of such Borrower’s covenants and duties under the Loan Documents.  Except as set forth in the Schedule and with respect to motor vehicles and trailers, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2          Pledge of Shares.  ATI pledges, assigns and grants to Agent a security interest in all the capital stock of AI held or owned of record by ATI, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  On the Closing Date, the certificate or certificates for the capital stock of AI will be delivered to Agent, accompanied by an instrument of assignment duly executed in blank by ATI.  To the extent required by the terms and conditions governing the capital stock of AI, ATI shall cause the books of AI and any transfer agent to reflect the pledge of the capital stock of AI.  Unless an Event of Default shall have occurred and be continuing, ATI shall be entitled to exercise any voting rights with respect to the relevant capital stock of AI and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall be suspended upon the occurrence and continuance of an Event of Default.

4.3          Delivery of Additional Documentation Required.  Borrowers shall from time to time execute and deliver to Agent, at the request of Agent, all Negotiable Collateral, all financing statements and other documents that Agent may reasonably request, in form satisfactory to Agent, to perfect and continue perfected Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.4          Right to Inspect.  Agent (through any of its officers, employees, or agents) shall have the right, as a condition to making any Credit Extensions and thereafter from time to time, but no more than twice a year (unless an Event of Default has occurred which is continuing), to inspect the Borrowers’ Books and to make copies thereof; provided that Agent shall have only one (1) such inspection right if the Borrowers comply with Section 6.3 and timely delivers to Agent, within the time periods for delivery set forth in Section 6.3 below, quarterly consolidated and consolidating financial statements as set forth in Section 6.3 below.

5.                                      REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1          Due Organization and Qualification. Each Borrower and each Subsidiary is a corporation or other legal entity duly existing under the laws of its jurisdiction of organization and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to be so qualified would not reasonably likely to have a Material Adverse Effect.

5.2          Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with, and do not constitute a breach of, any provision contained in each Borrower’s Certificate of Incorporation or Bylaws, each as amended to date, nor will they constitute an event of default under any material agreement to which each Borrower is a party or by which each Borrower is bound.  Each Borrower is not in default under any agreement to which it is a party or by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3          No Prior Encumbrances.  Borrower have good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens as determined to exist from time to time.

5.4          Shares.  Borrowers have full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit the Borrowers from pledging the Shares pursuant to this Agreement.  There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.  The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and the Borrowers know of no reasonable grounds for the institution of any such proceedings.

5.5          Bona Fide Accounts.  The Accounts are bona fide existing obligations.  The property giving rise to such Accounts has been delivered to the account debtor or to the account debtor’s agent for immediate shipment to and unconditional acceptance by the account debtor.

5.6          Merchantable Inventory.  All Eligible Inventory is in all material respects of good and marketable quality, free from all material defects other than defects at such rate of occurrence as are customary and usual for information technology and consumer electronic goods and software.

5.7          Intellectual Property.  Borrowers are the sole owners of the Intellectual Property, except for non-exclusive licenses granted by Borrowers to its customers or other third parties in the ordinary course of business.  Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and except as disclosed in the Schedule, no claim has been made that any part of the Intellectual Property violates the rights of any third party.  Borrowers’ rights as licensees of any individual licensor of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Except as set forth in the Schedule, each Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrowers of a security interest in Borrowers’ rights under such agreement other than agreements entered into by each Borrower with licencors, vendors and business partners in the ordinary course of Borrowers’ business.

5.8          Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrowers have not done business under any name other than those specified on the signature page hereof.  The chief executive office of each Borrower is located at the address indicated in Section 10 hereof.

5.9          Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrowers or any Subsidiary before any court or administrative agency in which an adverse decision is reasonably likely to have a Material Adverse Effect.

5.10        No Material Adverse Change in Financial Statements.  All consolidated financial statements other than projections related to Borrowers and any Subsidiary that are delivered by Borrowers to Agent fairly present in all material respects Borrowers’ consolidated financial condition as of the date thereof and Borrowers’ consolidated results of operations for the period then ended.  There has not been a material adverse change in the consolidated financial condition of Borrowers since the date of the most recent of such financial statements submitted to Agent.

5.11        Solvency, Payment of Debts.  Borrowers, taken as a whole, are solvent and able to pay their debts (including trade debts) as they mature.

5.12        Regulatory Compliance.  Except as disclosed on the Schedule, Borrowers and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrowers’ failure to comply with ERISA that is reasonably likely to result in Borrowers’ incurring any liability that is reasonably likely to have a Material Adverse Effect.  Borrowers are not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrowers are not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrowers have complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrowers have not violated any statutes, laws, ordinances or rules applicable to it, violation of which is reasonably likely to have a Material Adverse Effect.

5.13        Environmental Condition.  Except as disclosed in the Schedule, none of any Borrower’s or any Subsidiary’s properties or assets has ever been used by such Borrower or any Subsidiary or, to the best of such Borrower’s actual knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s actual knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by any Borrower or any Subsidiary; and neither any Borrower nor any Subsidiary has received a summons, citation, written notice, or written directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by any Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.14        Taxes.  Each Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

5.15        Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.16        Government Consents.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrowers’ business as currently conducted except where the failure to do so is not reasonably likely to have a Material Adverse Effect.

5.17        Full Disclosure.  No representation, warranty or other statement made by Borrowers in any certificate or written statement furnished to Agent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.                                      AFFIRMATIVE COVENANTS.

6.1          Good Standing.  Each Borrower shall maintain its and each of its Subsidiaries’ legal existence in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify is reasonably likely to have a Material Adverse Effect.  Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain in force all licenses, approvals and agreements, the loss of which is reasonably likely to have a Material Adverse Effect.

6.2          Government Compliance.  Borrowers shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrowers shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, except where the failure to so comply would not reasonably be likely to cause a Material Adverse Effect.

6.3          Financial Statements, Reports, Certificates.  Borrowers shall deliver or make available to Agent the following, in each case in form and substance reasonably satisfactory to Agent:  (a) as soon as available, but in any event within forty-five (45) days after the end of each quarter, Borrowers’ consolidated financial statements, prepared in accordance with GAAP, consistently applied, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C; and (b) as soon as available, but in any event within one -hundred twenty (120) days after the end of Borrowers’ fiscal year, audited consolidated and consolidating financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Agent.  Borrowers shall deliver to Agent the following, in each case in form and substance reasonably satisfactory to Agent: (c) as soon as available, but in any event within twenty-five (25) days after the end of each month: (i) a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D, (ii) an accounts receivable (net of Retention Accounts) aging report, (ii) an accounts payable aging report, (iii) a Domestic Inventory report, (iv) a Retention Accounts report, and (v) backlog report; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against either Borrower or any Subsidiary that is reasonably likely to result in damages or costs to Borrowers or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; (e) promptly, and in any event within five (5) Business Days after the discovery thereof, a report signed by a Responsible Officer notifying Agent of an Event of Default or of any material labor dispute, material tax dispute, substantive material changes in operations or management characteristics or any event which with the passing of time or the giving of notice or both could become an Event of Default hereunder; (f) as frequently as desired by Borrowers subject to Agent’s consent thereto, updates of (i) the Schedule and (ii) the representations and warranties in Article 5 to reflect changes since the most recent making of such representations and warranties; and (g) such budgets, sales projections, operating plans or other financial information as Agent may reasonably request from time to time.

6.4          Collateral Audits.  At Borrowers’ expense, Agent shall have a right to audit Borrowers’ Accounts and appraise Collateral through Agent’s appointed auditor, provided that such audits will be conducted no more often than once every 12 months when the outstanding balance of the Revolving Line is less than $15,000,000 and once every 6 months when the outstanding balance of the Revolving Line is at least $15,000,000, unless an Event of Default has occurred and is continuing.  For the avoidance of doubt, all such audits shall be conducted at Borrower’s expense.

6.5          Liquidity Ratio.  Borrowers shall maintain, as of the last day of each month, a Liquidity Ratio equal to or greater than 1.00 to 1.00.

6.6          Debt to Tangible Net Worth Ratio.  Borrowers shall maintain as of the last day of each month a Debt to Tangible Net Worth Ratio not greater than 4.00 to 1:00.

6.7          Inventory; Returns.  Borrowers shall cause all returns by their customers and terminations of customer agreements to be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist from time to time.  Borrowers shall promptly notify Agent of all terminations of customer agreements, and of all customer disputes and customer claims, where the termination, dispute or claim involves more than Two Million Dollars ($2,000,000).

6.8          Taxes.  Each Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on written demand, appropriate certificates attesting to the payment or deposit thereof; and each Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon written request, furnish Agent with proof satisfactory to Agent indicating that each Borrower or a Subsidiary has made such payments or deposits; provided that each Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is appropriately reserved against (to the extent required by GAAP) by Borrower.

6.9          Insurance.

(a)           Borrowers, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrowers’ business is conducted on the date hereof, provided that such amounts shall at all times be greater than or equal to the net aggregate value of Borrowers’ Domestic Inventory and domestic Equipment.  Borrowers shall also maintain insurance relating to Borrowers’ ownership and use of their property, including the Real Estate, in amounts and of a type that are customary to businesses similar to Borrowers’.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Agent.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Agent, showing Agent as an additional loss payee thereof and all liability insurance policies shall show the Agent as an additional insured, and shall specify that the insurer must give at least twenty (20) days’ notice to Agent before canceling its policy for any reason.  Upon Agent’s request, Borrowers shall deliver to Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Agent at any time any Obligations are outstanding, be payable to Agent to be applied on account of the Obligations.

6.10        Primary Depository.  Borrowers shall maintain their principal operating and investment accounts with Agent.  Borrowers may maintain accounts with other financial institutions to the extent necessary to facilitate payments by Borrowers in the ordinary course of their business to employees, suppliers and service providers, provided Agent has a first priority security interest in such accounts.

6.11        Lockbox.  Whenever applicable, Borrowers shall cause all remittances in the form of cash or checks made by any account debtor in respect to any Accounts to be made to an account maintained with Agent or a post office box under Agent’s control (the “Lockbox”).  Whenever applicable, all invoices and other instructions submitted by Borrowers to an account debtor relating to Account payments shall designate the Lockbox as the place to which such payments shall be made.  In connection therewith, Borrowers shall execute such documents, including without limitation a lockbox agreement and take such other actions, as Agent requests from time to time to effect the provisions of this Section 6.11.

6.12        Further Assurances.  At any time and from time to time, Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.

6.13        Deed of Trust.  AI shall abide by the covenants set forth in the Deed of Trust.

7.                                      NEGATIVE COVENANTS.   Neither any Borrower nor any Subsidiary will do any of the following:

7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business, assets or property, other than Transfers in the ordinary course of business.

7.2          Change in Business.  Engage in or suffer a Change of Control, engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto).

7.3          Mergers or Acquisitions.  Without the prior written consent of Agent, which consent shall not be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into any Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed $5,000,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) any Borrower is the surviving entity.

7.4          Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except Indebtedness to Agent.

7.5          Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Agent that prohibits or otherwise restricts any Borrower from encumbering any of its property other than restrictions in equipment leases or equipment financing documents on Liens on the specific equipment being leased or financed.

7.6          Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that any Borrower may repurchase the stock of employees or former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase without the consent of Agent.

7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8          Transactions with Affiliates.  Except as set forth in the Schedule, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to any Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9          Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Agent’s prior written consent.

7.10        Inventory and Equipment.  Store the Eligible Inventory with a bailee, warehouseman, or similar party (for the avoidance of doubt, such “similar party” shall not include a landlord) unless Agent has received a pledge of the warehouse receipt covering such Inventory.  Except for Inventory sold in the ordinary course of business and except for such other locations as Borrowers may determine is reasonably necessary for the conduct of its business, Borrowers shall keep the Eligible Inventory only at the location set forth in Section 10 hereof, the locations set forth in the Schedule and such other locations of which Borrowers give Agent prior notice.

7.11        Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply in any material respect with the Federal Fair Labor Standards Act or violate any law or regulation, which violation is reasonably likely to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Agent’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12        Real Estate Covenant.  ATI shall not allow or permit AI to violate any of the provisions set forth in the Deed of Trust.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1          Payment Default.  If a Borrower fails to pay (a) any of the Obligations, when due or (b) Agent Expenses within 30 days of invoice date;

8.2          Covenant Default.  If a Borrower fails to perform any obligation under Article 6 or violate any of the covenants contained in Article 7 of this Agreement; or if a Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Agent and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within fifteen (15) Business Days after such Borrower receives notice thereof or any officer of such Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within such period or cannot after diligent attempts by such Borrower be cured within such period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) or other longer period of time as agreed upon by Agent in writing to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

8.3          Material Adverse Effect.  If any circumstance arises that has a Material Adverse Effect;

8.4          Attachment.  If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days or in any event not less than five (5) Business Days prior to the date of any proposed sale thereunder, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a material judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5          Insolvency.  If Borrowers, taken as a whole, become insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within forty five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6          Other Agreements.  If there shall occur an event which is an event of default under any agreement to which a Borrower is a party with the effect that a Person shall have the right, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000); provided, however, that the foregoing event shall not be an Event of Default under this Loan Agreement if the event of default under such other agreement is cured within any applicable cure period;

8.7          Subordinated Debt.  If a Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Agent;

8.8          Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000) in excess of available insurance coverage by a third party insurer neither denying nor reserving the right to deny coverage shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale to be held by or on behalf of the judgment creditor to satisfy any such judgment or judgments (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9          Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, other than due to the act or omission of Agent or Lenders or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Lender in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occurs with respect to any guarantor; or

8.10        Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Agent by any Responsible Officer pursuant to this Agreement or to induce Agent to enter into this Agreement or any other Loan Document.

9.                                      AGENT’S RIGHTS AND REMEDIES.

9.1          Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default when any Obligations are outstanding, Agent may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Agent);

(b)           Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between a Borrower and Agent;

(c)           Require that Borrowers (i) deposit cash with Agent in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letter of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

(d)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Agent reasonably considers advisable;

(e)           Make such payments and do such acts as Agent reasonably considers necessary or reasonable to protect its security interest in the Collateral;

(f)            Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Agent, or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Agent;

(g)           Ship, store, finish, repair, prepare for disposition, and dispose of the Collateral in accordance with the Code, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate, including without limitation the application of such proceeds to all costs and expenses incurred in connection with such disposition;

(h)           Effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Agent and cause new certificates representing such securities to be issued in the name of Agent or its transferee;

(i)            Agent may credit bid and purchase at any public sale; and

(j)            Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2          Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoint Agent (and any of Agent’s designated officers, or employees) as each Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Agent’s security interest in the Accounts; (b) endorse a Borrower’s name on any checks or other forms of payment or security that may come into Agent’s possession; (c) sign a Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to a Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrowers where permitted by law; and (h) dispose of the Collateral to the extent permitted under the Code; provided Agent may exercise such power of attorney to sign the name of a Borrower on any of the stock powers described in Section 4 regardless of whether an Event of Default has occurred.  The appointment of Agent as each Borrower’s attorney in fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Agent’s obligation to provide advances hereunder is terminated.

9.3          Accounts Collection.  After the occurrence of an Event of Default that continues, Agent may notify any Person owing funds to Borrower of Agent’s security interest in such funds and verify the amount of such Account.  Each Borrower shall collect all amounts owing to such Borrower for Agent, receive in trust all payments as Agent’s trustee, and immediately deliver such payments to Agent in their original form as received from the account debtor, with proper endorsements for deposit.

9.4          Right of Set-off.  Subject to Section 2, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuation of an Event of Default, each Lender is authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of a Borrower against and on account of the Obligations and liabilities of a Borrower to such Lender under this Agreement or under any of the other Loan Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.  Notwithstanding the foregoing provisions of this Section, if at any time the Credit Extensions are secured by real property, no Lender shall exercise a right of setoff, banker’s lien or counterclaim or take any court or administrative action to enforce any provision of the Credit Documents if such action would constitute an “action” within the meaning of Section 726 of the California Code of Civil Procedure without obtaining the prior consent of Agent and the other Lender, and any attempted exercise by any Lender of any such action without first obtaining such consent shall be null and void.  The provisions of the preceding sentence are solely for the benefit of the Lenders and no Borrower shall have any rights therein.

9.5          Agent and Lender Expenses.  If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following after reasonable notice to Borrowers:  (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Agent deems necessary to protect Agent from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.9 of this Agreement, and take any action with respect to such policies as Agent deems prudent.  Any amounts so paid or deposited by Agent shall constitute Agent Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Agent shall not constitute an agreement by Agent to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.  After the occurrence of an Event of Default which continues, Borrowers shall reimburse each Lender, upon demand, for all costs and expenses, including reasonable attorney’s fees, incurred in connection with any of the Loan Documents.

9.6          Shares.  Each Borrower recognizes that Agent may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Agent shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.  Upon the occurrence of an Event of Default which continues, Agent shall have the right to exercise all such rights as a secured party under the California Uniform Commercial Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations.  Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Agent (and any of Agent’s designated officers, or employees) as such Borrower’s true and lawful attorney to enforce such Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to such Borrower.

9.7          Agent’s Liability for Collateral.  So long as Agent (i) complies with reasonable banking practices, (ii) is not grossly negligent, or (iii) does not engage in willful misconduct with respect to the Collateral, Agent shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral not consented to by Agent shall be borne by Borrower.  Any surplus remaining after payment in full of the Obligations from the proceeds of the liquidation of any of the Collateral, shall be paid to Borrower as provided by law.

9.8          Remedies Cumulative.  Agent’s remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative but such remedies may only be exercised, if at all, following and during the continuation of an Event of Default.  Agent shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Agent of one right or remedy shall be deemed an election, and no waiver by Agent of any Event of Default on a Borrower’s part shall be deemed a continuing waiver.  No delay by Agent shall constitute a waiver, election, or acquiescence by it.  No waiver by Agent shall be effective unless made in a written document signed on behalf of Agent and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.9          Demand; Protest.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Agent on which a Borrower may in any way be liable.

10.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrowers or to Agent, as the case may be, at its addresses set forth below:

If to Borrower:	Aviza Technology, Inc.
440 Kings Village Road
Scotts Valley, CA 95066
Attn: Patrick O’Connor and John Joy
Fax: 831-439-6320

If to Agent:	United Commercial Bank
5201 Great America Parkway, #300
Santa Clara, CA 95054-1140
Attn: Yu-Fu Lin
FAX: (408) 748-1268

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                               JURY TRIAL WAIVER, JUDICIAL REFERENCE.

BORROWERS, LENDERS AND AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IF THIS JURY TRIAL WAIVER IS NOT ENFORCEABLE THE PARTIES HERETO WILL RESOLVE ALL CLAIMS, DISPUTES AND OTHER MATTERS BY JUDICIAL REFERENCE UNDER CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ. BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF NONE, BY A REFEREE APPOINTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA CLARA COUNTY.

12.                               THE AGENT.

12.1        Authorization and Action.  Each Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement or applicable law.  Except as otherwise provided for in this Agreement, no Lender shall take any action to collect amounts due hereunder, enforce any obligations of Borrowers or exercise any remedies against Borrowers arising out of this Agreement without the prior written consent of Agent.  Agent agrees to give to each Lender prompt notice of (a) each notice or report given to it by Borrowers pursuant to the terms of this Agreement (including but not limited to those set forth in Section 6.3 hereof), and (b) any Event of Default hereunder.  The provisions of this Article 12 are solely for the benefit of Lenders and Agent and no Borrower has any rights as a third party beneficiary of any of the provisions hereof.

12.2        Agent’s Reliance, Etc.  Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, Agent:  (i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Borrowers or to inspect the property (including the books and records) of Borrowers; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

12.3        Agent and Affiliates.  With respect to its obligations hereunder, the Advances made by it, and the Note issued to it, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent in its individual capacity.  Agent and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrowers, any subsidiaries of a Borrower, and any Person who may do business with or own securities of a Borrower or any subsidiary of a Borrower, all as if Agent were not Agent, and without any duty to account therefor to Lenders.

12.4        Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

12.5        Indemnification.  Lenders shall indemnify Agent (to the extent not reimbursed by Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons who are not Lenders, ratably according to the respective amounts of their Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any action taken or omitted by Agent under this Agreement in its capacity as Agent, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct.  Without limiting the foregoing, each Lender shall reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that Agent is not reimbursed for such expenses by Borrowers.  Notwithstanding the foregoing, to the extent that both Lenders and Borrowers have indemnification obligations with respect to any matter, the indemnification obligations of Borrowers shall be primary and the indemnification obligations of Lenders shall be secondary with respect to such matter, and if Agent shall recover any amount from Borrowers with respect to a Borrower’s indemnification obligation for which the Agent has received any payment from Lenders, Agent shall return to such contributing Lenders on a pro rata basis any amount in excess of the amount necessary to fully indemnify Agent

12.6        Successor Agent.  Agent may resign at any time by giving written notice thereof to Lenders and Borrowers and may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent with the prior consent of Borrowers, which consent shall not be unreasonably withheld or delayed, provided that such consent of the Borrowers shall not be required at any time an Event of Default exists and continues.  If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial Lender organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least One-Hundred Million Dollars ($100,000,000).  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

13.                               CO-BORROWERS.

13.1        Co-Borrowers.  Borrowers are jointly and severally liable for the Obligations and Agent may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower.  This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Agent and any Borrower.  Each Borrower shall be liable for existing and future Obligations as fully as if all of the Advance was advanced to such Borrower.  Agent may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers.  Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any loans on behalf of each Borrower and to apply to Agent on behalf of each Borrower for the Advance, any waivers and any consents.  This authorization cannot be revoked, and Agent need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

13.2        Subrogation and Similar Rights.  Each Borrower irrevocably waives, until all Obligations are satisfied, all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Agent under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be subject and subordinate to the rights and Lien of Agent and Lenders under this Agreement and the other Loan Documents.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Agent and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

13.3        Waivers of Notice.  Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which the Borrower would otherwise be entitled by virtue of being a co-borrower or a surety.  Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower.  Agent’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Agent thereafter to demand strict compliance and performance therewith.  Each Borrower also waives any defense arising from any act or omission of Agent that changes the scope of the Borrower’s risks hereunder.  Each Borrower hereby waives any right to assert against Agent any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Agent with respect to the Obligations in any manner or whatsoever.

13.4        Subrogation Defenses.  Until all Obligations are paid in full and Agent has no further obligation to make Credit Extensions to Borrower, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

13.5        Right to Settle, Release.

(a)           The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Agent may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)           Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, Agent may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.6        Subordination.  All indebtedness of a Borrower now or hereafter arising for borrowed money held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

14.                               MISCELLANEOUS.

14.1        Amendments.  No amendment or waiver of any provision of the Loan Documents nor consent to any departure by a Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) waive any of the conditions specified in Section 3.1, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (c) postpone any date fixed for, or amount of, any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) increase the Credit Commitment of any Lender, (e) change the percentage of the Credit Commitments or of the aggregate unpaid principal amount of the Notes, that shall be required for the Lenders or any of them to take any action hereunder, or release any material portion of any Collateral, (f) amend the definition of “Majority Lenders” set forth in Article 1, or (g) amend this Section 14.1; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above to take such action, affect the rights or duties of Agent under this Agreement or any other Loan Document.  With the consent of the Agent, additional Lenders may execute this Agreement, and, as a consequence of such additions, the aggregate Credit Commitments hereunder may be increased.  Upon the concurrence of Agent and Borrowers, any Lender may be replaced and the Credit Commitments hereunder adjusted accordingly.

14.2        Notices, Etc.  Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telex or facsimile communication) and mailed or sent by facsimile or delivered, if to the Borrowers, at the address set forth in Section 10 hereof; if to any Borrower, at its address set forth on the signature page hereof; and if to any Lender, or an Agent, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall be effective three (3) Business Days after deposit in the U.S. mail, postage prepaid, when sent by facsimile, or when delivered, respectively.

14.3        Additional Lenders; Assignments; Participations.

(a)           None of the Loan Documents nor any rights thereunder may be assigned by Borrowers (other than assignments between and among Borrowers and assignments to a Subsidiary in circumstances not otherwise constituting an Event of Default) without the prior written consent of all the Lenders, which consent may be granted or withheld in the Lenders’ sole discretion.  Upon prior written notice to Borrowers, any Lender may assign, from time to time, all or any portion of its Pro Rata Share of the Credit Commitments and its Note in an amount not less than the lesser of (i) $5,000,000 or (iii) one hundred percent (100%) of such Lender’s interest in the Credit Commitments and Note to (i) an Affiliate of that Lender, without the prior written approval of Agent or Borrowers, or (ii) any other financial institution acceptable to Agent which is an Eligible Assignee, provided that an assignee may not assign its interest (A) to any Person who is not itself an Eligible Assignee and (B) without notice to Borrowers and the consent of the Agent, and provided further that the parties to each such assignment shall execute and deliver to Agent and Borrowers an assignment agreement in a form acceptable to Agent.  Upon (A) such execution and delivery and (B) except in the case of an assignment pursuant to clause (i) of the preceding sentence, payment of a fee in the amount of $2,500 to Agent to cover administrative costs, from and after the effective date of such assignment (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights and be released from its obligations under this Agreement (other than pursuant to Section 14.4(f)), and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, subject to its continuing obligations under Section 14.4(f).  The Credit Commitments hereunder shall be modified to reflect the Credit Commitment of such assignee, and, if any such assignment occurs while any Notes are outstanding, new Notes shall, upon the surrender of the assigning Lender’s Notes, be issued to such assignee and to the assigning Lender as necessary to reflect the new Credit Commitments of the assigning Lender and of its assignee.

(b)           If, in connection with any proposed amendment, waiver or consent to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 14.1, the consent of the Majority Lenders or the unanimous consent of all Lenders is required but cannot be obtained for the lack of consent by a Lender, then the Agent shall have the right, but not the obligation, to cause any such non-accepting or non-consenting Lender (each, a “Replaced Lender”) to assign (a “Forced Assignment”) all of the Credit Commitments and other rights and obligations of the Replaced Lender under the Loan Documents to another Person (which may be a Lender or any other Person reasonably acceptable to the Borrowers (such Lender or other Person, a “Replacement Lender”)) identified by the Agent in writing to the Replaced Lender, provided that such Replacement Lender is willing to consent to the proposed amendment, waiver or consent.

If a Forced Assignment occurs, the Replaced Lender and the Replacement Lender shall enter into an Assignment and Acceptance, in form and substance acceptable to Agent, pursuant to which the Replacement Lender shall acquire all of the outstanding Credit Commitments of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued interest on, all outstanding Credit Commitments of the Replaced Lender, and (b) an amount equal to all accrued, but theretofore unpaid, fees, expenses and other reimbursable costs owing to the Replaced Lender under the Loan Documents.  Upon (i) the execution of an Assignment and Acceptance in connection with a Forced Assignment by the Replaced Lender and the Replacement Lender; (ii) delivery of a copy of such Assignment and Acceptance to the Agent, together with payment instructions, addresses and related information with respect to the Replacement Lender; (iii) the payment to the Replaced Lender by the Replacement Lender of the amounts referred to in the preceding sentence; (iv) the payment to the Replaced Lender by the Borrowers of all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in the preceding sentence); (v) the payment to the Agent by the Replacement Lender of a $3,500 processing fee; and (vi) if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Section 14.9), which shall survive as to such Replaced Lender with respect to any liabilities incurred by such Replaced Lender relating to periods prior to the date such Replaced Lender ceased to be a Lender hereunder.

(c)           Each Lender may sell, negotiate or grant participations to other parties who are Eligible Assignees in all or part of the obligations of the Borrowers outstanding under the Loan Documents, upon notice to the Agent and the Borrowers; provided that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this Section 14.3.  No participant shall constitute a “Lender” under any Loan Document, and Borrowers shall continue to deal solely and directly with Agent and the Lenders.  No such participant is intended to be a third party beneficiary of the provisions of this Agreement or the other Loan Documents, permitted to enforce any of the provisions hereof or thereof.

(d)           Each Lender may disclose to any proposed assignee or participant any information relating to Borrowers or any Subsidiary of a Borrower; provided, that prior to such disclosure such proposed assignee or participant shall have agreed in writing to keep any such information confidential substantially on the terms of Section 14.3(f).

(e)           The grant of a participation interest shall be on such terms as the granting Lender determines are appropriate, provided only that (i) the holder of such a participation interest shall not have any of the rights of a Lender under this Agreement, (ii) the consent of the holder of such a participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those that (A) extend the term of the Credit Commitments, (B) decrease the rate of interest or the amount of any fee or any other amount payable to the Lenders under the Loan Documents, (C) reduce the principal amount payable under the Loan Documents, or (D) extend the date fixed for the payment of principal or interest or any other amount payable under the Loan Documents, and (iii) the holder may not transfer or participate any of its interest without the consent of the Agent.

(f)            Each Lender understands that some of the information and documents furnished to it pursuant to this Agreement may be confidential and each Lender agrees that it will keep all non-public information, documents and agreements so furnished to it confidential and will make no disclosure to other Persons of such information or agreements until it shall have become public, except (i) to the extent required in connection with matters involving operations under or enforcement or amendment of the Loan Documents; (ii) to such Lender’s examiners and auditors or in accordance with such Lender’s obligations under law or regulations or pursuant to subpoenas or other process to make information available to governmental agencies and examiners or to others; (iii) to any corporate parent of any Lender so long as such parent agrees to accept such information or agreement subject to the restrictions provided in this Section 14.3(f); (iv) to any participant Lender or trust company of any Lender so long as such participant shares the corporate parent with such Lender and agrees to keep such information, documents or agreement confidential in accordance with the restrictions provided in this Section 14.3(f); (v) to Agent or to any other Lender and their respective counsel and other professional advisors and to its own counsel and professional advisors so long as such Persons are instructed to keep such information confidential in accordance with the provisions of this Section 14.3(f); (vi) to proposed assignees and participants in accordance with Section 14.3(d); (vii) as Agent or Lender determines appropriate after the occurrence of an Event of Default; and (viii) with the prior written consent of the Borrowers.

14.4        Effectiveness; Binding Effect; Governing Law.  This Agreement shall become effective when it shall have been executed by the Borrowers, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent, each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all the Lenders.  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW DOCTRINE.

14.5        Consent to Jurisdiction; Venue; Agent for Service of Process.  All judicial proceedings brought against any party to this Agreement with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in the County of Santa Clara in the State of California, and by execution and delivery of this Agreement, each party hereto accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each party irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.  Each party designates and appoints its respective Responsible Officer, from time to time, and such other Persons as may hereafter be selected by such party irrevocably agreeing in writing to so serve as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by such party to be effective and binding service in every respect.  A copy of any such process so served shall be mailed by registered mail to a party at the address provided in Section 10 hereto, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process.  If any agent appointed by a party refuses to accept service, such party hereby agrees that service upon it by mail shall constitute sufficient notice.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of a party hereto to bring proceedings against another in courts of any jurisdiction.

14.6        Entire Agreement.  This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that any financing statements previously filed for the benefit of Agent and/or any Lender shall continue to perfect Agent’s security interest in the Collateral.

14.7        Separability of Provisions.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.8        Obligations Several.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.

14.9        Indemnification.  Each Borrower shall indemnify, defend, protect and hold harmless Agent, each Lender and their respective officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted, in each case, in writing, by any other party in connection with the transactions evidenced by the Loan Documents; and (b) all losses or Lender Expenses in any way actually incurred or paid as a result of or in any way arising out of the transactions between Agent or such Lender and such Borrower under the Loan Documents (including without limitation reasonable attorneys fees and expenses), except for losses or expenses under (a) or (b) above caused by Agent’s or such Lender’s or their respective officers’, employees’ and agents’ gross negligence or willful misconduct.

14.10      Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

14.11      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  Delivery of manually executed counterparts of this Agreement shall immediately follow delivery by telecopy.

14.12      Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding.  The obligations of Borrowers to indemnify Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 14.9 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against any of them have run.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:

AVIZA TECHNOLOGY, INC.

By:	/s/ Patrick C. O’Connor
Title:	Executive Vice President and Chief Financial Officer

AVIZA, INC.

By:	/s/ Patrick C. O’Connor
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

AGENT:

UNITED COMMERCIAL BANK

By:	Yu-Fu Lin

Title:	Vice President and Relationship Manager

[LENDER SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

UNITED COMMERCIAL BANK

By:	Yu-Fu Lin

Title:	Vice President and Relationship Manager

Pro Rata Share: 45.45%

Credit Commitment: $25,000,000

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

EAST WEST BANK

BY:	/s/ Kelvin Chan

TITLE:	First Vice President

Pro Rata Share: 36.36%

Credit Commitment: $20,000,000

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

LENDER: CHINATRUST BANK (U.S.A.)

BY:	/s/ Jane Ho

TITLE:	Senior Vice President and Team Leader

BY:	/s/ Glenn Murakami

TITLE:	Senior Vice President

Pro Rata Share: 18.18%

Credit Commitment: $10,000,000